Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS IMPROVED SECOND QUARTER 2018 RESULTS

DALLAS (August 6, 2018) — Oncor Electric Delivery Company LLC (“Oncor”) today reported second quarter 2018 net income of $143 million compared to second quarter 2017 net income of $112 million.

“We are pleased with our strong performance in the second quarter,” said Allen Nye, chief executive of Oncor. “We have a solid plan in place, robust capital growth, and a vibrant service territory. For the remainder of 2018, we look forward to providing safe, reliable, and affordable electric service to our customers and meeting our financial objectives.”

Oncor’s net income of $232 million for the six months ended June 30, 2018 compared favorably to net income of $185 million for the six months ended June 30, 2017. Financial and operational results are provided in Tables A, B, C and D below.

Sempra Energy Internet Broadcast Today

Sempra Energy (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. EDT with senior management of Sempra Energy. Access is available at sempra.com. For those unable to obtain access to the live webcast, it will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7703894.

Oncor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call.

Oncor Electric Delivery Company LLC

Table A - Condensed Statements of Consolidated Net Income

Three and Six Months Ended June 30, 2018 and June 30, 2017; $ millions

	Q2 18	Q2 17	YTD 18	YTD 17
Operating revenues	$1,021	$964	$2,011	$1,899

Operating expenses:
Wholesale transmission service	238	229	483	460
Operation and maintenance	203	166	422	354
Depreciation and amortization	168	193	334	387
Provision in lieu of income taxes	47	67	80	112
Taxes other than amounts related to income taxes	121	107	246	220

Total operating expenses	777	762	1,565	1,533

Operating income	244	202	446	366
Other income and (deductions) – net	(18)	(11)	(50)	(22)
Nonoperating benefit in lieu of income taxes	(4)	(6)	(11)	(11)
Interest expense and related charges	87	85	175	170

Net income	$143	$112	$232	$185

Oncor Electric Delivery Company LLC

Table B - Condensed Consolidated Balance Sheets

At June 30, 2018 and December 31, 2017; $ millions

	At 6/30/18	At 12/31/17
ASSETS
Current assets:
Cash and cash equivalents	$1	$21
Trade accounts receivable – net	686	635
Amounts receivable from members related to income taxes	4	26
Materials and supplies inventories – at average cost	107	91
Prepayments and other current assets	94	88

Total current assets	892	861
Investments and other property	118	113
Property, plant and equipment – net	15,500	14,879
Goodwill	4,064	4,064
Regulatory assets	2,093	2,180
Other noncurrent assets	11	23

Total assets	$22,678	$22,120

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$1,296	$950
Long-term debt due currently	931	550
Trade accounts payable	252	242
Amounts payable to members related to income taxes	13	21
Accrued taxes other than amounts related to income	116	190
Accrued interest	82	83
Other current liabilities	179	188

Total current liabilities	2,869	2,224
Long-term debt, less amounts due currently	5,044	5,567
Liability in lieu of deferred income taxes	1,545	1,517
Regulatory liabilities	2,878	2,807
Employee benefit obligations and other	2,061	2,102

Total liabilities	14,397	14,217

Membership interests :
Capital account — number of interests outstanding 2018 and 2017 – 635,000,000	8,380	8,004
Accumulated other comprehensive loss	(99)	(101)
Total membership interests	8,281	7,903

Total liabilities and membership interests	$22,678	$22,120

Oncor Electric Delivery Company LLC

Table C - Condensed Statements of Consolidated Cash Flows

Six Months Ended June 30, 2018 and June 30, 2017; $ millions

	YTD 18	YTD 17
Cash flows – operating activities:
Net income	$232	$185
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	393	412
Provision in lieu of deferred income taxes – net	26	158
Other – net	(1)	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	45	(27)
Other operating assets and liabilities	(145)	(89)

Cash provided by operating activities	550	638

Cash flows — financing activities:
Repayment of long-term debt	(144)	—
Change in short-term borrowings	346	367
Capital contributions from members	144	—
Distributions to members	—	(172)

Cash provided by financing activities	346	195

Cash flows — investing activities:
Capital expenditures	(926)	(856)
Other – net	10	8

Cash used in investing activities	(916)	(848)

Net change in cash and cash equivalents	(20)	(15)
Cash and cash equivalents — beginning balance	21	16

Cash and cash equivalents — ending balance	$1	$1

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Six Months Ended June 30, 2018 and June 30, 2017; mixed measures

	Q2 18	Q2 17	YTD 18	YTD 17
Electric energy volumes (gigawatt-hours):
Residential	11,379	9,998	21,824	18,487
Other (a)	21,279	19,091	40,269	35,980

Total electric energy volumes	32,658	29,089	62,093	54,467

Electricity distribution points of delivery (end of period and in thousands) (b)			3,590	3,468

(a)	Includes small business, large commercial and industrial and all other non-residential distribution points of delivery
(b)	Based on number of active meters

***

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, delivering power to more than 3.5 million homes and businesses and operating more than 134,000 miles of transmission and distribution lines in Texas. While Oncor is owned by a limited number of investors (including majority owner, Sempra Energy), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

-END-